Exhibit 99.1

Contact: Diane Bessette Vice President and Treasurer Lennar Corporation (305) 229-6419

FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter EPS of $0.07

•	Revenues of $764.5 million – up 37% from Q1 2011; down 6% from Q2 2010

•

Net earnings of $13.8 million, or $0.07 per diluted share, compared to $39.7 million in Q2 2010, or $0.21 per diluted share, which included $11.0 million, or $0.06 per diluted share, benefit for income taxes

•	Lennar Homebuilding operating earnings of $21.2 million, compared to $35.5 million in Q1 2011 and $29.5 million in Q2 2010

•	Gross margin on home sales of 19.4%:

•	Down 60 basis points from Q1 2011

•	Down 120 basis points from Q2 2010

•	S,G&A expenses as a % of revenues from home sales of 14.9%

•	Improved 150 basis points from Q1 2011

•	Up 100 basis points from Q2 2010

•	Operating margin on home sales of 4.4%

•	Improved 80 basis points from Q1 2011

•	Down 230 basis points from Q2 2010

•	Lennar Financial Services operating earnings of $2.5 million, compared to $13.7 million in Q2 2010

•

Rialto Investments operating earnings totaled $9.8 million (net of $12.9 million of net earnings attributable to noncontrolling interests), compared to $5.1 million (net of $9.6 million of net earnings attributable to noncontrolling interests) in Q2 2010

•	Deliveries of 2,682 homes – up 39% from Q1 2011; down 8% from Q2 2010

•	New orders of 3,204 homes – up 41% from Q1 2011; flat with Q2 2010

•	Cancellation rate of 17%

•	Backlog of 2,470 homes – up 27% from Q1 2011; down 1% from Q2 2010

•	Lennar Homebuilding cash and cash equivalents of $945.2 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 44.9%

(more)

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Miami, June 23, 2011 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2011. Second quarter net earnings attributable to Lennar in 2011 were $13.8 million, or $0.07 per diluted share, compared to second quarter net earnings attributable to Lennar of $39.7 million, or $0.21 per diluted share, in 2010.

Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “We are pleased to report EPS of $0.07 for our second fiscal quarter of 2011. Despite operating in a challenging housing market that saw very little evidence of a spring selling season, we were still able to achieve strong results, making this our fifth consecutive quarter of profitability. Our new orders during the quarter were flat with last year notwithstanding the elevated level of sales in March and April of the prior year due to the Federal homebuyer tax credit. For the month of May, new orders were up over 30%, while new orders declined approximately 11% in the prior two months. Given that the housing stimulus tax credit was eliminated in May 2010, we should experience favorable year-over-year comparisons going forward.”

Mr. Miller continued, “During the quarter, we continued to focus on the basics of our core homebuilding business. We benefitted greatly from our strategic capital investments in new high margin communities, which helped produce one of the highest gross margins in the industry. Our homebuilding operations were also driven by the reinvigoration of our Everything’s Included marketing platform and by our continued focus on reducing construction costs and controlling overhead.”

Mr. Miller concluded, “Our strong balance sheet and liquidity will allow us to continue to purchase new strategic high margin land deals for our homebuilding business and distressed opportunities for our Rialto business. Given current market conditions, we remain confident that our company is well positioned for a profitable year in 2011.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2011 COMPARED TO

THREE MONTHS ENDED MAY 31, 2010

Lennar Homebuilding

Revenues from home sales decreased 6% in the second quarter of 2011 to $649.8 million from $694.8 million in 2010. Revenues were lower primarily due to a 9% decrease in the number of home deliveries, excluding unconsolidated entities, partially offset by a 2% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, decreased to 2,652 homes in the second quarter of 2011 from 2,902 homes last year. There was a decrease in home deliveries in Homebuilding Other and all of the Company’s Homebuilding segments except for the Company’s Homebuilding East segment. The average sales price of homes delivered increased to $245,000 in the second quarter of 2011 from $240,000 in the same period last year. Sales incentives offered to homebuyers were $33,900 per home delivered in the second quarter of 2011, or 12.1% as a percentage of home sales revenue, compared to $31,100 per home delivered in the same period last year, or 11.5% as a percentage of home sales revenue.

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Gross margins on home sales were $125.7 million, or 19.4%, in the second quarter of 2011, compared to gross margins on home sales of $143.4 million, or 20.6%, in the second quarter of 2010. Gross margin percentage on home sales decreased compared to last year, primarily due to increased sales incentives offered to homebuyers as a percentage of revenue from home sales. Gross profits on land sales totaled $2.9 million in the second quarter of 2011, compared to $2.0 million in the second quarter of 2010.

Selling, general and administrative expenses were $96.9 million and $96.8 million, respectively, in the second quarter of 2011 and 2010. Selling, general and administrative expenses as a percentage of revenues from home sales increased to 14.9% in the second quarter of 2011, from 13.9% in 2010, due to lower revenues.

Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $2.4 million in the second quarter of 2011, compared to ($1.4) million in the second quarter of 2010.

Lennar Homebuilding other income (expense), net, totaled $9.5 million in the second quarter of 2011, of which $5.1 million related to the favorable resolution of a joint venture. In the second quarter of 2010, Lennar Homebuilding other income (expense), net, was ($0.3) million, which included a pre-tax loss of $10.8 million related to the repurchase of senior notes through a tender offer, offset by other income and a $4.3 million pre-tax gain on the extinguishment of other debt.

Homebuilding interest expense was $41.5 million in the second quarter of 2011 ($18.5 million was included in cost of homes sold, $0.5 million in cost of land sold and $22.5 million in other interest expense), compared to $37.1 million in the second quarter of 2010 ($19.3 million was included in cost of homes sold, $0.3 million in cost of land sold and $17.5 million in other interest expense). Interest expense increased primarily due to an increase in the Company’s outstanding debt compared to the same period last year.

Lennar Financial Services

Operating earnings for the Lennar Financial Services segment was $2.5 million in the second quarter of 2011, compared to operating earnings of $13.7 million in the same period last year. The decrease in profitability was due primarily to decreased volume in both the segment’s mortgage and title operations. In addition, in the second quarter of 2010, the Lennar Financial Services segment received $5.1 million of proceeds from the previous sale of a cable system.

Rialto Investments

In the second quarter of 2011, operating earnings for the Rialto Investments segment were $22.7 million (which included $12.9 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $14.7 million (which included $9.6 million of net earnings attributable to noncontrolling interests) in the same period last year. In the second quarter of 2011, revenues in this segment were $42.6 million, which consisted primarily of interest income associated with the segment’s portfolio of real estate loans, compared to revenues of $34.6 million in the same period last year. In the second quarter of 2011, Rialto Investments other income, net, was $15.3 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure and a $4.7 million gain on the sale of investment securities.

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The segment also had equity in earnings (loss) from unconsolidated entities of ($3.0) million in the second quarter of 2011, consisting primarily of unrealized losses related to the Company’s investment in the AllianceBernstein L.P. (“AB”) fund formed under the Federal government’s Public-Private Investment Program (“PPIP”), partially offset by interest income, compared to equity in earnings (loss) from unconsolidated entities of ($0.4) million in the same period last year. In the second quarter of 2011, expenses in this segment were $32.3 million, which consisted primarily of costs related to its portfolio operations, underwriting expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $19.5 million in the same period last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $20.6 million, or 2.7% as a percentage of total revenues, in the second quarter of 2011, compared to $22.2 million, or 2.7% as a percentage of total revenues, in the second quarter of 2010.

Noncontrolling Interests

Net earnings attributable to noncontrolling interests were $11.1 million and $6.9 million, respectively, in the second quarter of 2011 and 2010. Net earnings attributable to noncontrolling interests during both the second quarter of 2011 and 2010 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

SIX MONTHS ENDED MAY 31, 2011 COMPARED TO

SIX MONTHS ENDED MAY 31, 2010

Lennar Homebuilding

Revenues from home sales decreased 8% in the six months ended May 31, 2011 to $1,107.7 million from $1,208.1 million in 2010. Revenues were lower primarily due to a 7% decrease in the number of home deliveries, excluding unconsolidated entities and a 2% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, decreased to 4,555 homes in the six months ended May 31, 2011 from 4,890 homes last year. There was a decrease in home deliveries in Homebuilding Other and all of the Company’s Homebuilding segments except for the Company’s Homebuilding East segment. The average sales price of homes delivered decreased to $243,000 in the six months ended May 31, 2011, from $247,000 in the same period last year, due to a decrease in average sales price in the Company’s Homebuilding West segment. Sales incentives offered to homebuyers were $33,500 per home delivered in the six months ended May 31, 2011, or 12.1% as a percentage of home sales revenue, compared to $33,600 per home delivered in the same period last year, or 11.9% as a percentage of home sales revenue.

Gross margins on home sales were $217.4 million, or 19.6%, in the six months ended May 31, 2011, compared to gross margins on home sales of $241.8 million, or 20.0%, in the six months ended May 31, 2010. Gross margin percentage on home sales decreased slightly compared to last year primarily due to increased sales incentives offered to homebuyers as a percentage of revenues from home sales. Gross profits on land sales totaled $5.4 million in the six months ended May 31, 2011, compared to gross profits on land sales of $3.4 million in the six months ended May 31, 2010.

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Selling, general and administrative expenses decreased by $5.6 million, or 3%, in the six months ended May 31, 2011, compared to the same period last year. Selling, general and administrative expenses in the six months ended May 31, 2011 included $7.6 million related to expenses associated with remedying pre-existing liabilities of a previously acquired company offset by $8.0 million related to the receipt of a settlement discussed below. Selling, general and administrative expenses as a percentage of revenues from home sales increased to 15.5% in the six months ended May 31, 2011, from 14.7% in 2010, primarily due to lower revenues.

Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $11.1 million in the six months ended May 31, 2011, which included the Company’s share of a gain on debt extinguishment at one of Lennar Homebuilding’s unconsolidated entities totaling $15.4 million, partially offset by $4.5 million of valuation adjustments related to assets of Lennar Homebuilding’s unconsolidated entities. In the six months ended May 31, 2010, Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($10.3) million.

Lennar Homebuilding other income (expense), net, totaled $39.5 million in the six months ended May 31, 2011, which included $29.5 million related to the receipt of a settlement. The parties to certain litigation in which the Company was plaintiff entered into a settlement agreement in which they agreed the Company may make the following statement: “Lennar recently settled litigation against a third party in connection with Lennar’s ongoing dispute with Nicolas Marsch, III and his affiliates. As a result of the settlement, the third party paid Lennar total cash consideration of $37.5 million and that the terms are confidential.” Lennar Homebuilding other income (expense), net, in the six months ended May 31, 2011 also included $5.1 million related to the favorable resolution of a joint venture and the recognition of $10.0 million of previously deferred management fee income related to one of Lennar Homebuilding’s unconsolidated entities. In addition, Lennar Homebuilding other income (expense), net, included $8.4 million of valuation adjustments to the Company’s investments in Lennar Homebuilding’s unconsolidated entities. In the six months ended May 31, 2010, Lennar Homebuilding other income (expense), net, was $14.0 million, which included a pre-tax loss of $10.8 million related to the repurchase of senior notes through a tender offer, offset by other income and a $13.6 million pre-tax gain on the extinguishment of other debt.

Homebuilding interest expense was $77.3 million in the six months ended May 31, 2011 ($32.0 million was included in cost of homes sold, $0.7 million in cost of land sold and $44.5 million in other interest expense), compared to $70.3 million in the six months ended May 31, 2010 ($33.7 million was included in cost of homes sold, $0.4 million in cost of land sold and $36.2 million in other interest expense). Interest expense increased due to an increase in the Company’s outstanding debt compared to the same period last year.

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Lennar Financial Services

Operating earnings for the Lennar Financial Services segment were $3.7 million in the six months ended May 31, 2011, compared to operating earnings of $12.8 million in the same period last year. The decrease in profitability was due primarily to decreased volume in both the segment’s mortgage and title operations. In addition, in the six months ended May 31, 2010, the Lennar Financial Services segment received $5.1 million of proceeds from the previous sale of a cable system.

Rialto Investments

In the six months ended May 31, 2011, operating earnings for the Rialto Investments segment were $45.7 million (which included $24.8 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $13.7 million (which included $9.6 million of net earnings attributable to noncontrolling interests) in the same period last year. In the six months ended May 31, 2011, revenues in this segment were $76.2 million, which consisted primarily of interest income associated with the segment’s portfolio of real estate loans, compared to revenues of $34.9 million in the same period last year. In the six months ended May 31, 2011, Rialto Investments other income, net, was $28.5 million, which consisted primarily of gains from acquisition of real estate owned through foreclosure and a $4.7 million gain on the sale of investment securities.

The segment also had equity in earnings (loss) from unconsolidated entities of $1.6 million in the six months ended May 31, 2011, consisting primarily of interest income, partially offset by unrealized losses related to the Company’s investment in the AB PPIP, compared to equity in earnings (loss) from unconsolidated entities of ($0.3) million in the same period last year. In the six months ended May 31, 2011, expenses in this segment were $60.6 million, which consisted primarily of costs related to its portfolio operations, underwriting expenses related to both completed and abandoned transactions, and other general and administrative expenses, compared to expenses of $20.9 million in the same period last year.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $44.0 million, or 3.3% as a percentage of total revenues, in the six months ended May 31, 2011, compared to $44.9 million, or 3.2% as a percentage of total revenues, in the six months ended May 31, 2010.

Noncontrolling Interests

Net earnings attributable to noncontrolling interests were $22.4 million and $5.9 million, respectively, in the six months ended May 31, 2011 and 2010. Net earnings attributable to noncontrolling interests during both the six months ended May 31, 2011 and 2010 were primarily related to the FDIC’s interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2010. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern time on Thursday, June 23, 2011. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-1610 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2011	2010	2011	2010

Revenues:
Lennar Homebuilding	$662,476	705,328	1,129,185	1,226,104
Lennar Financial Services	59,422	74,536	117,135	127,901
Rialto Investments	42,595	34,617	76,218	34,918

Total revenues	$764,493	814,481	1,322,538	1,388,923

Lennar Homebuilding operating earnings	$21,225	29,468	56,713	34,923
Lennar Financial Services operating earnings	2,495	13,653	3,678	12,752
Rialto Investments operating earnings	22,678	14,667	45,680	13,708
Corporate general and administrative expenses	(20,598)	(22,234)	(43,950)	(44,874)

Earnings before income taxes	25,800	35,554	62,121	16,509
Benefit (provision) for income taxes	(953)	11,030	1,452	22,602

Net earnings (including net earnings attributable to noncontrolling interests)	24,847	46,584	63,573	39,111
Less: Net earnings attributable to noncontrolling interests	11,062	6,865	22,382	5,915

Net earnings attributable to Lennar	$13,785	39,719	41,191	33,196

Average shares outstanding:
Basic	184,621	183,012	184,388	182,836

Diluted	195,305	186,392	195,082	184,547

Earnings per share:
Basic	$0.07	0.21	0.22	0.18

Diluted	$0.07	0.21	0.22	0.18

Supplemental information:
Interest incurred (1)	$50,181	44,746	100,055	90,618

EBIT (2):
Net earnings attributable to Lennar	$13,785	39,719	41,191	33,196
(Benefit) provision for income taxes	953	(11,030)	(1,452)	(22,602)
Interest expense	41,492	37,106	77,317	70,305

EBIT	$56,230	65,795	117,056	80,899

(1)	Amount represents interest incurred related to Lennar Homebuilding debt.
(2)	EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company’s GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES

Segment Information

(In thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2011	2010	2011	2010

Lennar Homebuilding revenues:
Sales of homes	$649,782	694,758	1,107,651	1,208,106
Sales of land	12,694	10,570	21,534	17,998

Total revenues	662,476	705,328	1,129,185	1,226,104

Lennar Homebuilding costs and expenses:
Cost of homes sold	524,036	551,347	890,235	966,319
Cost of land sold	9,793	8,563	16,182	14,638
Selling, general and administrative	96,882	96,779	172,057	177,697

Total costs and expenses	630,711	656,689	1,078,474	1,158,654

Lennar Homebuilding operating margins	31,765	48,639	50,711	67,450
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	2,417	(1,402)	11,078	(10,296)
Lennar Homebuilding other income (expense), net	9,511	(253)	39,471	13,950
Other interest expense	(22,468)	(17,516)	(44,547)	(36,181)

Lennar Homebuilding operating earnings	$21,225	29,468	56,713	34,923

Lennar Financial Services revenues	$59,422	74,536	117,135	127,901
Lennar Financial Services costs and expenses	56,927	60,883	113,457	115,149

Lennar Financial Services operating earnings	$2,495	13,653	3,678	12,752

Rialto Investments revenues	$42,595	34,617	76,218	34,918
Rialto Investments costs and expenses	32,273	19,514	60,622	20,917
Rialto Investments equity in earnings (loss) from unconsolidated entities	(2,973)	(436)	1,552	(293)
Rialto Investments other income, net	15,329	—	28,532	—

Rialto Investments operating earnings	$22,678	14,667	45,680	13,708

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Deliveries - Homes:
East	1,138	991	1,961	1,600
Central	429	504	741	821
West	419	568	760	1,016
Houston	331	465	550	811
Other	365	384	593	668

Total	2,682	2,912	4,605	4,916

Of the total home deliveries listed above, 30 and 50, respectively, represent home deliveries from unconsolidated entities for the three and six months ended May 31, 2011, compared to 10 and 26 home deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$265,985	219,101	452,294	357,794
Central	89,555	100,085	155,619	165,860
West	140,172	185,891	251,164	361,221
Houston	76,565	100,943	125,229	174,770
Other	98,134	97,017	158,584	169,539

Total	$670,411	703,037	1,142,890	1,229,184

Of the total dollar value of home deliveries listed above, $20.6 million and $35.2 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three and six months ended May 31, 2011, compared to $8.3 million and $21.1 million dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,287	1,253	2,269	2,223
Central	513	487	854	903
West	530	598	918	1,052
Houston	419	484	685	872
Other	455	385	745	734

Total	3,204	3,207	5,471	5,784

Of the total new orders listed above, 35 and 56, respectively, represent new orders from unconsolidated entities for the three and six months ended May 31, 2011, compared to 37 and 46 new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$306,616	276,098	527,227	487,461
Central	110,754	101,839	181,874	186,818
West	178,178	192,871	306,157	356,228
Houston	94,049	107,393	153,702	189,945
Other	117,254	99,859	199,431	186,216

Total	$806,851	778,060	1,368,391	1,406,668

Of the total dollar value of new orders listed above, $21.6 million and $38.5 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three and six months ended May 31, 2011, compared to $22.5 million and $30.6 million dollar value of new orders from unconsolidated entities in the same periods last year.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	May 31,
	2011	2010
Backlog - Homes:
East	1,065	1,305
Central	367	249
West	337	372
Houston	380	310
Other	321	263

Total	2,470	2,499

Of the total homes in backlog listed above, 9 homes represents the backlog from unconsolidated entities at May 31, 2011, compared to 29 homes in backlog from unconsolidated entities at May 31, 2010.
Backlog - Dollar Value:
East	$266,192	307,000
Central	79,397	57,175
West	112,571	139,517
Houston	87,385	76,118
Other	88,146	76,133

Total	$633,691	655,943

Of the total dollar value of homes in backlog listed above, $5.4 million represents the backlog dollar value from unconsolidated entities at May 31, 2011, compared to $16.7 million of backlog dollar value from unconsolidated entities at May 31, 2010.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Georgia, Illinois, Minnesota, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	May 31,	November 30,	May 31,
	2011	2010	2010

Lennar Homebuilding debt	$3,104,317	3,128,154	2,890,212
Total stockholders’ equity	2,651,845	2,608,949	2,473,893

Total capital	$5,756,162	5,737,103	5,364,105

Lennar Homebuilding debt to total capital	53.9%	54.5%	53.9%

Lennar Homebuilding debt	$3,104,317	3,128,154	2,890,212
Less: Lennar Homebuilding cash and cash equivalents	945,155	1,207,247	1,087,698

Net Lennar Homebuilding debt	$2,159,162	1,920,907	1,802,514

Net Lennar Homebuilding debt to total capital (1)	44.9%	42.4%	42.2%

(1)	Net Lennar Homebuilding debt to total capital consists of net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders’ equity).